Exhibit 10.29

Name and Principal Position	Salary approved for fiscal year 2006	Bonus approved for fiscal year 2005
E. Van Cullens President and Chief Executive Office	$470,000	$210,000
John C. Clark Senior Vice President of Operations	252,000	162,000
Nicholas C. Hindman, Sr. Treasurer, Secretary, Senior Vice President and Chief Financial Officer	249,900	162,000
William J. Noll Senior Vice President of Research and Development and Chief Technology Officer	240,350	162,000
Timothy J. Reedy Chief Executive Officer of Conference Plus, Inc.	250,000	108,000

In addition, each of the named executive officers is entitled to receive a bonus for fiscal 2006 based on performance criteria which include revenues, gross margin and operating income before taxes.

The Company will provide additional information regarding the compensation of its named executive officers in its Proxy Statement for the 2005 Annual Meeting of Stockholders.